EXHIBIT 99.1

[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation 1410 Millwood Road McKinney, Texas 75069 972-562-9473	PRESS RELEASE	Contact:	August 31, 2004 Frank J. Bilban Vice President & CFO
For Immediate Release

ENCORE WIRE ANNOUNCES COMPLETION OF NEW FINANCING

     MCKINNEY, TX — Encore Wire Corporation (NASDAQ/NMS: WIRE) today announced that the Company has restructured its existing bank credit facility to take advantage of favorable market conditions.

     Encore Wire announced today that it had refinanced its existing revolving line of credit to include a longer term and lower pricing grid. The Company reduced its revolving line of credit limit from $125,000,000 to $85,000,000. Under the terms of the new credit agreement, Encore will have the ability to borrow up to the new maximum as allowed by financial covenants. The agreement also includes an “accordion feature” that allows the credit line to expand up to $125,000,000 in the future without amending the agreement. The bank group is comprised of Bank of America, as agent, and Wells Fargo Bank. The new revolving credit agreement was executed on August 27, 2004 and has a five-year term. Interest on the revolver is calculated at floating rates plus an incremental “adder”.

     On August 27, 2004, the Company also issued $45,000,000 of seven-year senior unsecured notes to institutional investors at favorable rates. These new notes mature in August 2011 at a coupon rate of 5.27%. To take advantage of lower current rates the Company elected to enter into an interest rate swap to effectively convert the notes from fixed to floating interest rates.

     Vincent A. Rego, Chairman and Chief Executive Officer of Encore Wire Corporation, said, “These actions were taken to improve our capital structure and reduce our overall interest expense. We are pleased that our bankers brought us this opportunity to cut interest costs for a significant period of time. Encores’ operating results and financial strength permitted us to restructure our credit facility by lowering our revolving line of credit interest rates and issuing the senior notes at favorable terms. We appreciate our banking partners commitment to the long-term growth of Encore Wire. We will continue to manage the Company for the long-term and strive to protect our strong balance sheet.”

     Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.

     The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.